Exhibit 10.4

EXECUTION VERSION

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made as of February 3, 2021, by and among FTAC Olympus Acquisition Corp., a Cayman Islands exempt company (“SPAC”), FTAC Olympus Sponsor, LLC, a Delaware limited liability company (“SPAC Sponsor”), FTAC Olympus Advisors, LLC, a Delaware limited liability company (“SPAC Advisors” and together with SPAC Sponsor, the “Voting Parties” and each a “Voting Party”), and Payoneer Inc., a Delaware corporation (the “Company”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company, New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly owned subsidiary of New Starship (“Second Merger Sub”) and the Company entered into an Agreement and Plan of Reorganization (as the same may be amended from time to time, the “Reorganization Agreement”), pursuant to which, at the Closing, (i) First Merger Sub shall be merged with and into SPAC (the “SPAC Merger”), with the SPAC surviving as a direct, wholly owned subsidiary of New Starship and (ii) immediately following the SPAC Merger, Second Merger Sub shall be merged with and into the Company (the “Starship Merger” and, together with the SPAC Merger, the “Mergers”), with the Company surviving as a direct, wholly owned subsidiary of New Starship.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions. As used herein, the term “Voting Shares” shall mean, taken together, all securities of SPAC beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised options or warrants, but including any shares of stock acquired upon exercise of such options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of SPAC acquired and held in such capacity subsequent to the date hereof. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Reorganization Agreement.

2.     Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to the other parties hereto, severally and not jointly, with respect to such Voting Party and such Voting Party’s Beneficial Ownership of its Voting Shares set forth on Annex A as follows:

a. Authority. Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.

b. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement.

c. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s Governing Documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Mergers or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement.

d. Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, each Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than restrictions under applicable securities laws) and (ii) has the sole power to vote or cause to be voted its Voting Shares. Except pursuant hereto and pursuant to (i) that certain Letter Agreement, dated as of August 25, 2020, by and between certain stockholders of SPAC, SPAC and the Voting Parties, (ii) that certain Warrant Agreement, dated as of August 25, 2020, by and between SPAC and Continental Stock Transfer and Trust Company and (iii) the limited liability company agreement of each Voting Party, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Mergers and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own (i) any Voting Shares, other than the Voting Shares set forth on Annex A or (ii) any options, warrants or other rights to acquire any additional shares of common stock of SPAC (“SPAC Common Stock”) or any security exercisable for or convertible into SPAC Common Stock, other than as set forth on Annex A.

e. No Litigation. There is no Legal Proceeding pending against, or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement.

3. Agreement to Vote Shares; Further Assurances.

a. Each Voting Party agrees during the term of this Agreement (x) to vote or cause to be voted the Voting Shares that he, she or it Beneficially Owns, at every meeting (or in connection with any request for action by written consent) of the stockholders of SPAC at which such matters are considered and at every adjournment or postponement thereof, and (y) to execute a written consent or consents if stockholders of SPAC are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to the SPAC’s Governing Documents: (i) in favor of (A) the SPAC Merger and the Reorganization Agreement and the other transactions contemplated thereby, (B) an amendment of SPAC’s Governing Documents to extend the outside date for consummating the Merger, if applicable, (C) any proposal to adjourn or postpone such meeting of stockholders of SPAC to a later date if there are not sufficient votes to approve the SPAC Merger, and (D) any other matter reasonably necessary to the consummation of the transactions contemplated by the Reorganization Agreement and considered and voted upon by the stockholders of SPAC; and (ii) against (A) any proposal or offer from any Person (other than the the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving SPAC, (2) the issuance or acquisition of shares of capital stock or other equity securities of SPAC, or (3) the sale, lease, exchange or other disposition of any significant portion of SPAC’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of SPAC, Parent or the Merger Subs under the Reorganization Agreement; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of SPAC’s conditions under the Reorganization Agreement or change in any manner the voting rights of any class of shares of SPAC (including any amendments to the Governing Documents), except as contemplated by this Agreement.

b. From time to time, at the request of SPAC, each Voting Party shall take, all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Mergers.

4. No Voting Trusts or Other Arrangement. Each Voting Party agrees that during the term of this Agreement Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.

5. Transfer and Encumbrance. Each Voting Party agrees that during the term of this Agreement Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of his, her or its Voting Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. This Section 5 shall not prohibit (i) a Transfer of Voting Shares by any Voting Party to (a) an executive officer or director of SPAC, (b) a Person holding more than 5% of the voting equity securities of SPAC immediately prior to such Transfer, (c) any investment fund or other entity controlled or managed by or under common management or control with such Voting Party or affiliates of such Voting Party, (d) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Voting Party, (e) to a “permitted transferee” under the Insider Letter, dated August 25, 2020, by and among SPAC and certain security holders, officers and directors of SPAC or (f) if such Voting Party is a corporation, limited liability company, partnership, trust or other entity, any stockholder, member, partner or trust beneficiary as part of a distribution; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and SPAC, to be bound by all of the terms of this Agreement or (ii) a Voting Party from entering into any contract, option or other agreement with respect to, or consenting to, a Transfer of, any of his, her or its Voting Shares or Voting Party’s voting or economic interest therein that would occur concurrently with, or following the termination of, this Agreement. Furthermore, each Voting Party agrees that during the term of this Agreement, Voting Party will not, directly or indirectly, acquire any Voting Shares if, after such acquisition, such Voting Party would Beneficially Own more than 9.9% of New Starship’s common stock after giving effect to the Mergers.

6.    Appraisal and Dissenters’ Rights. Each Voting Party hereby (i) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the SPAC Merger that Voting Party may have by virtue of ownership of the SPAC Voting Shares and (ii) agrees not to commence or participate in any claim, derivative or otherwise, against SPAC relating to the negotiation, execution or delivery of this Agreement or the Reorganization Agreement or the consummation of the Mergers, including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of Directors of SPAC in connection with this Agreement, the Reorganization Agreement or the Mergers.

7.    Redemption and Registration Rights. Each Voting Party agrees not to exercise any right to redeem any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof.

8.    Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the SPAC Effective Time and (ii) the date on which the Reorganization Agreement is terminated for any reason in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 8 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination and the provisions of Sections 10-13 shall survive any termination of this Agreement.

9.   No Agreement as Director or Officer. Each Voting Party is signing this Agreement solely in its capacity as a stockholder of SPAC. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of SPAC or any of its Subsidiaries (if Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party (or any Affiliate, partner or employee of Voting Party) in his, her or its capacity as a director or officer of SPAC, and no actions or omissions taken in any Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party (or any Affiliate, partner or employee of Voting Party) from exercising his or her fiduciary duties as an officer or director to SPAC or its Subsidiaries.

10. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

11. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by the party against whom the waiver is to be effective. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email of a pdf document; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC, to:

c/o SPAC

FTAC Olympus Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104
Attention:       Amanda Abrams
Email:                aabrams@cohenandcompany.com

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention:        Robert G. Robison
                          Robert W. Dickey
Email:                Robert.robison@morganlewis.com
                          Robert.dickey@morganlewis.com

if to the Company to:

Payoneer Inc.

150 West 30th St., Suite 600

New York NY 10001
Attention:        Scott Galit, CEO

                          Tsafi Goldman, CLRO
Email:                scottga@payoneer.com

                          tsafigo@payoneer.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017
Attention:        Byron Rooney

                          Lee Hochbaum

                          Evan Rosen

Email:                byron.rooney@davispolk.com

                          lee.hochbaum@davispolk.com

                          evan.rosen@davispolk.com

if to the Voting Parties(s), to the address(es) set forth on Annex A hereto,

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

13. Miscellaneous.

a. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Section 11.7 and Section 11.8 of the Reorganization Agreement are incorporated herein by reference, mutatis mutandis.

b. Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

c. Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic, facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Agreement.

d. Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

e. Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

f. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to give effect to the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Support Agreement as of the date first written above.

SPAC:

FTAC OLYMPUS ACQUISITION CORP.

By:	/s/ Ryan M. Gilbert
Name:	Ryan M. Gilbert
Title:	President and Chief Executive Officer

SPONSORS:

FTAC OLYMPUS SPONSOR, LLC

By:	/s/ Ryan M. Gilbert
Name:	Ryan M. Gilbert
Title:	Member

FTAC OLYMPUS ADVISORS, LLC

By:	/s/ Ryan M. Gilbert
Name:	Ryan M. Gilbert
Title:	Member

[Signature Page to Support Agreement]

COMPANY: PAYONEER INC.
By:	/s/ Scott Galit
Name: Scott Galit
Title: Chief Executive Officer

[Signature Page to Support Agreement]

Annex A

Voting Interests

Name	Address	Voting Interests
		Class A common stock	Class B common stock	Warrants (for Class A common stock)
FTAC Olympus Sponsor, LLC	3 Columbus Circle, 24th Floor New York, NY 10019	2,170,000	8,680,000	723,333
FTAC Olympus Advisors, LLC	3 Columbus Circle, 24th Floor New York, NY 10019		10,731,094